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                                                                   Exhibit 10.21



                             SHAREHOLDERS' AGREEMENT

                                     between

                             NAR HOLDING CORPORATION

                                       and

                                ANTHONY J. ARMINI





                                  July 15, 1987




























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                             SHAREHOLDERS' AGREEMENT

         This AGREEMENT is made and entered into this 15th day of July, 1987, by and between NAR HOLDING CORPORATION ("NAR Holding"), a Delaware corporation having its principal executive office at 555 Madison Avenue, 27th Floor, New York, New York, and ANTHONY J. ARMINI ("Armini"), an individual residing at 12 Harvard Drive, Bedford, Massachusetts, with reference to the following facts:

        WHEREAS, NAR Holding and Surface Alloys Corporation ("Surface Alloys"), a Massachusetts corporation, have entered into that certain Subscription Agreement (the "Subscription Agreement"), dated July 8, 1987, for the issuance and sale by Surface Alloys, and the purchase by NAR Holding, of 50,000 shares of the voting common stock of Surface Alloys upon the terms and conditions set forth therein;

         WHEREAS, Armini is the owner, beneficially and of record, of 200,000 shares of the issued and outstanding voting common stock of Surface Alloys; and

         WHEREAS, NAR Holding and Armini desire to enter into a shareholders' agreement to provide for the election of the directors of Surface Alloys and certain other matters.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties set forth herein, the parties hereto agree as follows:

         1. Ownership of Shares. Following the consummation of the transactions contemplated by the Subscription Agreement, Armini and NAR Holding severally represent and warrant that they are or will be the owners, beneficially and of record, of the number of shares of the issued and outstanding voting common stock of Surface Alloys set forth opposite their names below, and that such shares are or will be respectively owned by them free and clear of all liens, encumbrances, security agreements, voting trust agreements, shareholders' agreements, options, claims, contracts, restrictions or understandings, and that they have or will have full power to vote all of their respective shares in the manner provided herein.

                  Name                        Number of Shares
                  ----                        ----------------

                  Armini                        200,000
                  NAR Holding                    50,000

         2. Board of Directors. The parties hereby agree that so long as the Board of Directors (the "Board") of Surface Alloys shall consist of five (5) members or less and NAR Holding or any of its affiliates (as defined in Section
4) shall own any shares, NAR Holding and such affiliates (collectively, the "NAR Group") shall be entitled to name, and to have elected, a minimum of one director to such Board as their representative. The parties further agree that, during the term of this Agreement, the authorized number of directors shall not exceed five (5) members, and that they will not vote, or permit their respective shares to be voted, in favor of any amendment of the Bylaws or any other corporate action that would increase the authorized number of directors, except as may be necessary in accordance with this section. In the event that the percentage of outstanding shares held in the aggregate by the NAR Group should for any reason exceed twenty percent (20%), it shall be entitled to name and to have elected one additional director for each additional twenty (20%) percent of the outstanding shares of Surface Alloys owned by the NAR Group. Any such increase in the NAR Group's representation on the Board shall be effective as of the next annual or special meeting of the shareholders for the election of a director or directors.

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         3. Voting of Shares. During the term of this Agreement, Armini shall vote all of the shares then owned by him for the nomination and election as a director of Surface Alloys the person or persons designated by the NAR Group in accordance herewith for election to the Board. In the event that any director designated by the NAR Group should cease to be a director for any reason prior to the expiration of his term, Armini shall vote all of his shares for the nomination and election of another person designated by the NAR Group to fill such vacancy.

         4. Restrictions on Transfer. The parties hereby agree that none of the shares respectively held by them may be sold, transferred, gifted or otherwise conveyed to any other person or entity without the prior written consent, which shall not be unreasonably withheld, of the non-transferring party, provided, however, that: (i) Armini may sell, transfer or convey any or all of his shares to any member of his immediate family, and (ii) NAR Holding may sell, transfer or convey any or all of its shares to any "affiliate," which for purposes of this Agreement shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with NAR Holding. Notwithstanding the foregoing, no sale, transfer or conveyance of any shares by either party shall be permitted hereunder, unless the nontransferring party shall have received a written instrument, in form and substance reasonably satisfactory to it, duly executed and delivered by the proposed transferee and which shall obligate such transferee to perform and observe all of the terms and conditions of this Agreement.

         5. Additional Covenants. Armini hereby covenants and agrees that he will not vote, nor permit his shares to be voted, in favor of any amendment of the Articles of Incorporation or Bylaws of Surface Alloys or in favor of any other corporate action: (i) that would adversely affect during the term of this Agreement the NAR Group's right of representation on the Board of Surface Alloys, as contemplated hereunder, or (ii) that would adversely affect the Pre-Emptive Right granted pursuant to the Subscription Agreement by Surface Alloys to NAR Holding (including its affiliates to the extent permitted thereunder) during the term of such Pre-Emptive Right.

         6. Legend. The following legend shall be noted conspicuously on all certificates representing the shares subject to this Agreement:

         The shares of common stock represented by this certificate are subject to restrictions on voting and transfer, as provided in the Shareholders' Agreement, dated July 15, 1987, by and between NAR Holding Corporation, a Delaware corporation, and Anthony J. Armini, an individual, a copy of which is on file with the Clerk of Surface Alloys Corporation.

         7. Stock Dividends. The terms and conditions of this Agreement shall apply to any shares of capital stock or other securities distributed by Surface Alloys as a dividend in respect of the shares of common stock held by the parties hereto and their respective transferees.

         8. Term and Termination. The term of this Agreement shall commence on the date hereof and shall continue until terminated by the earliest to occur of any one of the following events: (i) the mutual consent of the parties evidenced by a written instrument signed by them, (ii) a public offering of shares of the voting common stock of Surface Alloys, or (iii) the NAR Group shall in the aggregate cease to own at least ten percent (10%) of the outstanding voting common stock of Surface Alloys.

         9. Further Actions. The parties agree, at his or its own expense, to take such other actions and to execute and deliver such other instruments and documents, upon the request of the other party, as may be reasonably necessary to effectuate the purposes of this Agreement.


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         10. Equitable Relief. The parties agree that any breach of the provisions of this Agreement could not be adequately compensated by money damages, and that the nonbreaching party shall be entitled, in addition to any other right or remedy available to him or it at law or in equity, to specific performance of this Agreement and to any other injunctive or equitable relief as may be determined by any court of competent jurisdiction.

         11. Corporate Records. A copy of this Agreement shall be filed with the Secretary of Surface Alloys, and shall be inserted in the minute book of the corporation.

         12. No Third Party Beneficiaries. Nothing express or implied herein is intended to confer, or shall be construed as conferring, upon any person other than the parties hereto and their permitted transferees any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13. Notices. All notices and other communications required to be given under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of service if served personally, on the date of transmission if sent by telex, facsimile or other form of electronic communication, or on the date of mailing if mailed by certified or registered mail, postage prepaid and properly addressed. All notices and other communications shall be addressed to the parties as follows:

                  NAR Holding Corporation
                  c/o Takata Corporation
                  18-1 Toranomon 1-chome
                  Minato-ku, Tokyo 105, Japan
                  Attention:  Mr. Shoji Uenishi

                  With a copy to:

                  Graham & James
                  725 South Figueroa St., Suite 3400
                  Los Angeles, California  90017, U.S.A.
                  Attention:  Denis E. Oyakawa, Esq.

                  Anthony J. Armini
                  12 Harvard Drive
                  Bedford, Massachusetts 01730, U.S.A.

                  With a copy to:

                  O'Connor, Broude & Snyder
                  950 Winter Street, Suite 2300
                  Waltham, Massachusetts  02154, U.S.A.
                  Attention:  Paul D. Broude, Esq.

         14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees, heirs, and personal representatives.

         15. Effect of Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.


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         16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral.

         17. Modification; Waiver. No modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver in one instance constitute a continuing waiver or be deemed a waiver in any other insurance. No waiver shall be binding unless executed in writing by the party to be charged with the waiver.

         18. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining provisions shall not be affected thereby and shall continue in full force and effect.

         19. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together be one and the same instrument.

         20. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be decided by arbitration in the City of New York, State of New York by the American Arbitration Association (the "Association") in accordance with the Commercial Arbitration Rules of the Association. The parties hereby agree that any award by the Association shall be final and binding, and may be enforced by any court of competent jurisdiction.

         21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                    NAR HOLDING CORPORATION,
                                    a Delaware corporation


                                    By:/s/ Shoji Uenishi
                                       -----------------------------
                                       Shoji Uenishi, Director


                                    ANTHONY J. ARMINI,
                                    an individual


                                    /s/ Anthony J. Armini
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